As filed with the Securities and Exchange Commission on September 7, 2007

Registration No. 333-111020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

VAIL RESORTS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	51-0291762
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

390 Interlocken Crescent, Suite 1000 Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(Zip Code)

Vail Resorts, Inc. 2002 Long Term Incentive and Share Award Plan
 (Full title of the Plan)

________________________ Fiona Arnold, Esq. Senior Vice President and General Counsel Vail Resorts, Inc. 390 Interlocken Crescent, Suite 1000 Broomfield, Colorado 80021 (303) 404-1800
(Name, address and telephone number, including area code, of agent for service)
________________________

Copy to:
Richard J. Mattera, Esq.
Hogan & Hartson LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
(303) 899-7300

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-111020) (the “Registration Statement”) of Vail Resorts, Inc. (the “Company”) pertaining to 2,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on December 8, 2003.  The Registration Statement registered 2,500,000 shares of Common Stock for sale pursuant to the Company’s 2002 Long Term Incentive and Share Award Plan (the “Old Share Award Plan”).

On January 4, 2007, the Company’s shareholders adopted the Company’s Amended and Restated 2002 Long Term Incentive and Share Award Plan (the “New Share Award Plan”) to, among other things, increase the number of shares of Common Stock authorized for issuance from 2,500,000 to 5,000,000 shares.

As a result of the shareholder approval of the New Share Award Plan, the offering of unsold securities pursuant to the Registration Statement has been terminated and Common Stock issuable pursuant to the New Share Award Plan, which includes shares of Common Stock reserved for future share based awards and each outstanding, unexercised and unexpired share based award issued under the Old Share Award Plan as of September 7, 2007, will be registered with the Commission on a new registration statement filed on Form S-8.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes 1,114,765 shares of Common Stock from registration under the Registration Statement, which includes shares of Common Stock reserved for future share based award grants and each outstanding, unexercised and unexpired share based award issued under the Old Share Award Plan as of September 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this 7th day of September, 2007.

VAIL RESORTS, INC.
By:	/s/ Fiona Arnold
Name:	Fiona Arnold
Title:	Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert A. Katz	Chief Executive Officer and Director	September 7, 2007
Robert A. Katz	(Principal Executive Officer)
/s/ Jeffrey W. Jones	Senior Executive Vice President and	September 7, 2007
Jeffrey W. Jones	Chief Financial Officer
(Principal Financial and Accounting Officer)
/s/ Joe R. Micheletto		September 7, 2007
Joe R. Micheletto	Chairman of the Board of Directors
/s/ John J. Hannan		September 7, 2007
John J. Hannan	Director
/s/ Roland A. Hernandez		September 7, 2007
Roland A. Hernandez	Director
/s/ Thomas D. Hyde		September 7, 2007
Thomas D. Hyde	Director
/s/ Richard D. Kincaid		September 7, 2007
Richard D. Kincaid	Director
/s/ John F. Sorte		September 7, 2007
John F. Sorte	Director
/s/ William P. Stiritz		September 7, 2007
William P. Stiritz	Director